	Contact:	William F. Burke
Douglas E. Moisan
(978) 681-7500
E-Mail Address: investorinfo@firstessex.com

First Essex Bancorp, Inc. Announces Earnings

Andover, MA October 15, 2003 – (NASDAQ: FESX) First Essex Bancorp, Inc. today reported that net income for the quarter ended September 30, 2003 was $5.2 million or $0.64 per diluted share as compared to $5.5 million or $0.69 per diluted share for the same period in 2002. Net income for the nine months ended September 30, 2003 was $15.1 million or $1.87 per diluted share as compared to $15.4 million or $1.94 per diluted share for the same period of 2002.

Leonard A. Wilson, First Essex’s Chairman and Chief Executive Officer, stated “We are making plans and preparing for the merger with Sovereign Bank that we announced in June. As indicated last quarter, subject to shareholder approval later this year, we expect the transaction to close in the first quarter of 2004.”

Total loans increased 7% or $83.5 million to $1,212 million at September 30, 2003 from $1,129 million at December 31, 2002 and $93.1 million or 8% from $1,119 million at September 30, 2002. Total deposits decreased $62.4 million or 5% to $1,318 million at September 30, 2003 from $1,381 million at December 31, 2002 and $51.1 million or 4% from $1,369 million at September 30, 2002. Time deposits decreased $93.7 million or 16% while savings and transaction accounts increased $42.6 million or 6% since September 30, 2002.

Non-performing assets totaled $5.9 million or .34% of total assets at September 30, 2003 as compared to $4.3 million or .24% of total assets at December 31, 2002 and $3.9 million or .22% of total assets at September 30, 2002. Net charge-offs were $1.8 million and $4.9 million for the three and nine months ended September 30, 2003, respectively, as compared to $1.1 million and $4.5 million for the same periods of 2002. The provision for loan losses was $1.9 million and $5.8 million for the three and nine months ended September 30, 2003, respectively, as compared to $1.8 million and $6.2 million for the comparable periods of 2002. At September 30, 2003 the reserve for loan losses was $15.3 million or 1.26% of total loans as compared to $14.5 million or 1.27% and $14.5 million or 1.29% at December 31, 2002 and September 30, 2002, respectively.

Net interest income increased less than 1% or $73 thousand to $16.2 million for the three months ended September 30, 2003 versus $16.1 million for the same period of 2002. Net interest income increased 3% or $1.3 million to $48.5 million for the nine months ended September 30, 2003 as compared to $47.1 million for the same period of 2002. Net interest margin was 3.90% and 3.91% for the three and nine months ended September 30, 2003, respectively, as compared to 3.93% and 3.97% for the comparable periods of 2002.

Non-interest income increased $305 thousand or 12% and $261 thousand or 3% for the three and nine months ended September 30, 2003 as compared to the same periods of 2002.  This increase is primarily attributable to gains recognized on sales of mortgage loans and loan and deposit fee increases during the three and nine month periods of 2003. Additionally, approximately $600 thousand of income was recorded during the second quarter of 2002 relating to the settlement of an outstanding state income tax issue reducing the overall increase shown for 2003. Non-interest expenses increased $669 thousand or 8% and $1.7 million or 7% for the three and nine months ended September 30, 2003 as compared to the same periods of 2002. This increase is primarily attributable to approximately $183 thousand and $1.1 million in legal and investment banking fees associated with the pending acquisition of First Essex Bancorp, Inc. recognized during the three and nine months ended September 30, 2003. Also, a gain on the sale of OREO of $440 thousand was recorded during the third quarter of 2002, which further reduced that year’s expenses.

First Essex Bancorp, Inc. is the holding company for First Essex Bank, Lawrence, Massachusetts.  First Essex Bank has eleven full-service banking offices in northern Massachusetts and nine in southern New Hampshire.  At September 30, 2003, the Company had total assets of $1.7 billion and deposits of $1.3 billion.  Deposits at First Essex Bank are insured up to the applicable limits by the FDIC, and all deposits in excess of the FDIC limits are insured in full by the additional coverage provided by the Depositors Insurance Fund.  Customers and investors can access First Essex Bancorp, Inc. products, special offers and financial information, as well as communicate via e-mail through the Internet using our site address of http://www.firstessex.com.

On June 13, 2003, First Essex Bancorp, Inc. and Sovereign Bancorp, Inc. jointly announced the execution of a definitive agreement for Sovereign to acquire First Essex. Under terms of the agreement, each share of First Essex common stock will be exchanged for $48.00 in cash or 2.9250 shares of Sovereign common stock, subject to an election and allocation process. The merger is subject to approval by various regulatory agencies and First Essex shareholders. The transaction is expected in close in the first quarter of 2004.

Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

First Essex Bancorp, Inc.

Consolidated Financial Highlights

	September 30, 2003	December 31, 2002
	(Dollars in thousands, except per share amounts)

Total Assets	$1,746,085	$1,775,930
Loans, net	1,196,888	1,114,258
Investments	398,993	346,386
Deposits	1,318,228	1,380,637
Borrowed Funds	234,628	207,408
Stockholders’ Equity	152,353	143,926
Book Value Per Share	19.54	18.79
Capital to Assets Ratio	8.73%	8.10%

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
	(Dollars in thousands, except per share amounts)
Interest and dividend income	$24,047	$26,800	$73,865	$80,051
Interest expense	7,884	10,710	25,395	32,926
Net interest income	16,163	16,090	48,470	47,125
Provision for loan losses	1,938	1,812	5,814	6,236
Net interest income after provision for loan losses	14,225	14,278	42,656	40,889
Noninterest income:
Gain on sales of loans	539	379	1,445	1,113
Loan fees	283	244	824	734
Other income	2,032	1,926	6,081	6,242
Total noninterest income	2,854	2,549	8,350	8,089
Noninterest expenses:
Salaries and employee benefits	4,631	4,736	13,834	13,610
Occupancy and equipment	1,297	1,154	3,835	3,651
Professional services	349	345	952	999
Information processing	726	747	2,225	2,277
Expenses, gains and losses on, and write downs of foreclosed assets	208	(270)	505	(73)
Amortization of intangible assets	311	339	989	1,062
Legal and investment banking fees associated with merger	183	—	1,058	—
Other	1,119	1,104	3,459	3,610
Total noninterest expenses	8,824	8,155	26,857	25,136
Income before provision for income taxes	8,255	8,672	24,149	23,842
Provision for income taxes	3,033	3,155	9,006	8,425
Net income	$5,222	$5,517	$15,143	$15,417

Earnings per share – basic	$.67	$.72	$1.96	$2.02
Earnings per share – diluted	$.64	$.69	$1.87	$1.94
Dividends declared per share	$.24	$.22	$.72	$.66
Weighted average shares outstanding – basic	7,773,620	7,652,171	7,733,147	7,616,020
Weighted average shares outstanding – diluted	8,216,201	7,996,706	8,106,222	7,950,414
Return on average assets	1.19%	1.28%	1.15%	1.23%
Return on average equity	13.59%	15.98%	13.48%	15.48%